CannaSys, Inc. Enters into a Letter of Intent to Sell CannaTrade and ExchangeHemp to Amercanex

CannaSys to Remain Strategic Referral Partner to Amercanex as Value-Add to its Software Clients

Denver, CO (September 9, 2015) CannaSys, Inc. (OTCQB: MJTK) (“CannaSys”), a leading technology solutions provider to the cannabis industry, announced today that it has entered into a letter of intent with Green Tree International, Inc., the parent company of Amercanex, the American Cannabis Exchange, and the American Hemp Exchange (AHE), to sell its CannaTrade and ExchangeHemp to Amercanex for a combination of cash and seats on the Amercanex exchange.  As part of the divestiture, CannaSys will continue to remain a strategic referral partner for Amercanex.  The transaction is scheduled to close by September 18, 2015.

CannaTrade is a market-style wholesale cannabis matching service and ExchangeHemp is a hemp marketplace based on the CannaTrade platform.  In addition to bringing an existing wholesale customer base, both CannaTrade and ExchangeHemp provide Amercanex with mobile application technology solutions that Amercanex will look to quickly integrate into the ACE Marketplace platform.

Amercanex is the first fully electronic cannabis marketplace in which cultivators, wholesale distributors, and retail vendors can buy and sell their inventories in a fully transparent intrastate market.  CannaSys creates, develops, and commercializes innovative technology solutions for the regulated cannabis and hemp industries, with a particular focus on mobile software solutions as a service.

On September 1, 2015, CannaSys and ExchangeHemp entered into a joint marketing agreement with the National Hemp Association (“NHA”) under which NHA will exclusively market ExchangeHemp to its membership in order to kick-start the hemp marketplace for the 2015 harvest season.

“We are very excited with the opportunity to be a part of this revolutionary business that Amercanex continues to successfully implement,” commented Michael Tew, CEO of CannaSys.  “The divestiture of our exchange assets and ongoing partnership with Amercanex is an affirmation of the software development capabilities of the CannaSys team.  We remain focused on streamlining our technology operations and growing our revenues through focused strategic partnerships.”

AHE will transition towards using the website address of ExchangeHemp.com over the weeks ahead.  AHE, powered by Amercanex, is the ACE Marketplace platform currently used for wholesale cannabis trade but with a different “look and feel” for the transaction of industrial hemp and its associated products.

“We are very excited to have the opportunity to acquire both CannaTrade and ExchangeHemp.  These acquisitions help us to continue to rapidly grow our customer footprint in the wholesale cannabis space as well as further penetrate the hemp market in what many claim may become an even bigger market than the cannabis space,” said Steve Janjic, CEO of Amercanex. “We believe these acquisitions indicate a strong beginning, as we strive to grow and remain the market leader in the electronic wholesale cannabis industry,” said Janjic.

About CannaSys, Inc.
CannaSys is a leading technology solutions provider to the regulated cannabis industry.  Its core products are delivered software as a service to facilitate point-of-purchase transactions, customer relationship marketing solutions, and cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build strategic partnerships in order to bring additional solutions to market in both established and developing medical and recreational cannabis states.  For further information, please visit www.cannasys.com.

About Amercanex
The ACE Marketplace offered by Amercanex (“American Cannabis Exchange”), is the web-based user-interface to the Electronic Cannabis Marketplace (“ECM”), offering a comprehensive suite of tools and solutions tailored to address a diverse client base.  The proprietary platform ensures that only product, quantity, quality, and best-available pricing are shown, thus ensuring a completely transparent, neutral, and non-manipulated free-market where supply and demand are the key factors affecting price discovery. To learn more about Amercanex, please visit http://www.amercanex.com.

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including: continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.

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CannaSys, Inc. contact:
Michael A Tew, Chief Executive Officer
CannaSys, Inc.
(917) 685-1312
Michael.tew@cannasys.com

Amercanex contact:
Robert Ruiz, Chief Marketing Officer
Amercanex Inc.
720.360.1200
rruiz@amercanex.com